UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 22, 2009

MGP Ingredients, Inc.

(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Commercial Street

Box 130

Atchison, Kansas 66002

 (Address of principal executive offices) (Zip Code)

(913) 367-1480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.             Amendments to Articles of Incorporation or Bylaws; Change of Fiscal Year.

The Board of Directors of MGP Ingredients, Inc. (the “Company”) has amended the Company’s Bylaws (“Bylaws”) effective as of October 22, 2009.  A copy of the amended Bylaws is attached to this filing as Exhibit 3.2.  The amendments are summarized below.

The principal purpose of the amendments is to modify the position of Chairman of the Board, as described n the Bylaws, from that of a “corporate” officer to that of a Board officer. Under Articles V and VI of the Bylaws, before the amendments the Chairman was designated as a corporate officer who had duties of the President in the President’s absence. In the past, the Chairman has sometimes served as chief executive officer.  The Chairman was entitled under the Bylaws to receive direct reports from the Treasurer and was authorized to vote shares in other companies held by the Company.  References to the Chairman of the Board as a corporate officer in Articles V and VI have been deleted.  A new Section 3.3 has been added in Article III, which deals with the Board of Directors, providing for the election annually of a Chairman of the Board.  The Chairman is to preside at meetings of the Board and stockholders and has only such further authority as the Board may from time to time direct or as may be provided for in the Bylaws.  After the amendments, the Chairman only retains express Bylaw authority to call meetings of stockholders and to sign certificates evidencing shares of the Company’s stock.  In addition to the new section 3.3, sections formerly dealing with the Chairman of the Board that were affected by the amendments are 5.1, former 6.1 (now deleted), former 6.2 (now 6.1), former 6.3 (now 6.2), former 6.6 (now 6.5), and 7.2.  Generally, references to the Chairman formerly contained in those sections have been deleted.

The amendments also made non-substantive, editorial corrections to sections 2.7 and 2.9.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.2  Bylaws of MGP Ingredients, Inc., as amended October 22, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date: October 27, 2009	By:	/s/ Timothy W. Newkirk
Timothy W. Newkirk
President and Chief Executive Officer